Sonic Solutions

Exhibit 99.2

Sonic Solutions
Management Commentary on Fiscal 2Q 2011 Earnings
November 9, 2010

Safe Harbor Statement
The following commentary contains forward-looking statements within the meaning of the federal securities laws. All statements, other than those of historical fact, are forward-looking statements, including but not limited to those regarding growth and financial performance, financial outlook, strategic and operational plans.  All forward-looking statements are made as of today based on current information and expectations and are inherently subject to change. We ask that you review the cautionary statements in today’s press release, which are also included at the end of this management’s commentary, and to read this management’s commentary in conjunction with Sonic’s quarterly report on Form 10-Q expected to be filed on November 9, 2010, and its other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussions of the relevant risks and uncertainties that could cause actual results to differ from these forward looking statements. Except as required by law, Sonic undertakes no obligation to review or update any forward-looking statements.

In addition, unless otherwise noted, financial information is presented on a non-GAAP basis. These non-GAAP measures should be considered as supplemental to and not a substitute for or superior to the corresponding measures calculated in accordance with GAAP. While we believe that the non-GAAP measures provide information that is useful to investors, we recommend a careful review of the reconciliations between GAAP and non-GAAP measures provided in today's press release as well as the detailed disclosures related to the purpose of, and limitations on, non-GAAP disclosures. Today’s press release can be found on the Sonic website at www.sonic.com under “About Sonic – Investor Relations.”

Sonic Solutions

Dave Habiger

Sonic delivered solid results in the September quarter with non-GAAP revenues of $26.4 million dollars, positive Adjusted EBITDA and a cash balance of $55 million. Our results were in-line with our expectations and reflect the strength of our value proposition to our customers.  Never has there been a greater interest in the tools and technologies that we develop here at Sonic. Internet video delivery is on the verge of disrupting traditional physical and broadcast based distribution models, and with the combined resources of Sonic and now DivX, we are uniquely positioned to facilitate, and profit from, this transition.

Last quarter, we provided a comprehensive update of the status of our merger with DivX and, as I’m sure most of you know, we successfully closed the acquisition on October 7, 2010.  Due to the timing of the close, our results for the second quarter of fiscal 2011 do not include the results of DivX and because of the way in which quarterly financial reports are required to be prepared, there will be no separate full financial report for DivX’s September quarter results.

We can tell you, though, that DivX’s business performed well during the September quarter.  Revenues were approximately $20.8 million, and non-GAAP net income was approximately $1.9 million, each at the top of the guidance range for DivX.

Before Paul takes you through our financial results in more detail, I’d like to offer a few thoughts on our businesses.  Particularly, I’d like to talk about our Roxio software business, about the business of DivX which is now being integrated with our operations, and finally, I’d like to spend a few minutes talking about the very exciting progress we’re making with our RoxioNow service for Internet delivery of premium content directly to connected devices.

Roxio Software

Roxio continues to dominate at retail with more than 62% revenue market share in its category which is 4x the dollar volume than the next largest competitor according to the latest data from the NPD Group. Roxio holds the Top 4 of 10 selling SKUs in our retail category, and continues to maintain this leadership position and exclusivity at top retailers that are not captured by NPD as well.

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Our OEM, Enterprise and PC licensing businesses, representing roughly half of Roxio Software revenue, are healthy and diversified in terms of our key OEM relationships and applications.  While the PC OEM segment has recently produced flat or modestly declining results for us, which is understandable given the forces at work in the PC industry, several trends suggest that our OEM business will strengthen over the next several quarters based on our upcoming product line, and in particular based on the links we’re constructing between this business and our DivX and RoxioNow platforms, as well as the cross-promotional opportunity between our Roxio and DivX installed base. OEM bids now underway with our significant customers should translate into additional revenue beginning this holiday season and in early 2011. The most successful new SKUs gaining traction with our customers include our PC Backup solution and the powerful new 3D capabilities, including 2D to 3D photo conversion, that were introduced in Creator 2011, which are suitable for a range of 3D-enabled systems and peripherals.

DivX

During the September quarter, DivX (still an independent company at that time) performed very well.  Including Main Concept, DivX achieved revenues of approximately $20.8M which fell at the high end of the guidance range DivX had previously provided to investors.  DivX results were fueled by increasing penetration in emerging consumer electronics categories with Digital Television and Blu-ray player segments posting record units and growth.  During the quarter, DivX also demonstrated its strength in both technology and brand by announcing a relationship with MediaMarkt, Europe’s largest consumer electronics retailer, to power their digital movie distribution business.  Exciting advancements have also been achieved by certifying and shipping the Samsung Galaxy S mobile phone and tablet with the DivX HD profile.  International expansion continues as evidenced by DivX entering into agreements with the largest China brands for DTVs, including Hisense, Skyworth and Konka.  Lastly, DivX accomplished a significant milestone by launching DivX TV in early October on both new and installed Blu-ray devices in the U.S. from LG Electronics.

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We are excited that DivX is now part of Sonic.  DivX has a great business, but most importantly it provides us with amazing strategic advantages and opportunities:

•
Consumer Electronics Footprint — DivX technology resides on over 350 million CE devices worldwide, with some of the highest concentration of these in Europe and Southeast Asia.  DivX has relationships with all the major CE OEMs, and an excellent CE technology delivery organization.  There’s no doubt this will accelerate our drive to put our RoxioNow platform on every internet connected CE device shipped anywhere in the world.

•
The DivX Community — DivX supports a large online community of video enthusiasts.  The strength of this community is apparent in the numbers:  DivX downloaded more than 20M sets of its software tools in the September quarter, up 146% year over year and 34% over the prior quarter.  Since inception, DivX has seen more than 500 million downloads of its software, enjoying an average of 12 million unique website visits per month and over 3 billion player and web player launches in the last year alone.  There’s no doubt in our mind that this community will accelerate consumer adoption and use of our software tools, not to mention broad-scale adoption of our RoxioNow premium content delivery services.

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Industrial Strength Technology — DivX and its MainConcept subsidiary provide key codec technologies and tools to a customer list that can only be described as a “Who’s Who” of the internet and consumer electronics industries.   These industrial strength codecs will significantly improve our professional and RoxioNow offerings.

•
DivX TV — The DivX TV platform provides a complementary technology to RoxioNow.  Designed to enable consumers to stream Internet video and services directly to Internet-connected digital televisions and other Internet-connected CE devices, the platform expands the range of service offerings we can provide to our storefront partners. With the combination of RoxioNow and DivX TV, Sonic becomes a single source for the delivery of paid entertainment and free web media to home and mobile electronics.

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RoxioNow

Our RoxioNow business is now growing rapidly.  For the quarter, RoxioNow generated $6.5 million in non-GAAP revenue, a 24% increase from last quarter and a 136% increase over the same quarter a year ago.

As you know, for the past two years, RoxioNow has been gearing up for a massive sea-change as premium video entertainment begins to be delivered over the Internet rather than through traditional physical or broadcast channels.  Through our partnerships, we have been designing, enabling and activating storefronts for brick and mortar retailers, cable operators, PC manufacturers, game system vendors, consumer electronics makers, and Hollywood studios’ direct-to-consumer initiatives. The RoxioNow platform allows these companies to participate in the entertainment supply chain, add value to product offerings, and form ongoing relationships with customers. “Powered by RoxioNow” stores enable consumers to instantly rent and purchase high-quality entertainment on their favorite devices and, through the RoxioNow online entertainment library, access their content at any time, on any RoxioNow-powered device.

Evidence of the value of our position is the high level of partnering activity RoxioNow has enjoyed since our last earnings call.  Let me highlight a few of these for you:

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Last week, we announced a partnership with Dolby Laboratories to deliver Dolby Digital Plus through the RoxioNow entertainment platform. The RoxioNow platform is enabling Dolby to expand the reach of their high-quality audio format and bring it to a broad, multi-manufacturer network of connected devices. Content sold or rented through RoxioNow-powered storefronts will be available in DTS, Dolby and AAC formats through RoxioNow.

•
In late September, we announced our collaboration with Neustar to accelerate the efforts of the Digital Entertainment Content Ecosystem (DECE). Sonic and Neustar, as DECE members, will leverage their proprietary technologies to support the commercial launch of the consortium's consumer brand UltraViolet. The companies will work together to enable DECE members and licensees to rapidly integrate into the UltraViolet Digital Rights Locker. Neustar's content and rights management system together with RoxioNow’s cloud-based technologies will help to efficiently deliver digital entertainment to consumers, and both of us are together working on rapid and cost-effective integration of the UltraViolet Digital Rights Locker with retailer storefront and locker access service functions to provide a turn-key launch solution for UltraViolet participants.

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MStar Semiconductor, Inc. and Renesas Electronics Corporation each announced that the RoxioNow premium entertainment platform has been selected for inclusion in the respective companies’ advanced System-on-a-Chip (“SoC”) solutions, which will be used in next-generation connected HDTVs and Blu-ray Disc players from a range of manufacturers. In addition, just last week we announced the DivX Plus HD Certification of the latest range of MStar Semiconductor digital TV chips. This is the first MStar DTV chip certified to power DivX Plus HD video based on H.264 technology and using the MKV container, which maximizes digital media playback for high definition video files and Hollywood movies.

We’re cooperating closely with Best Buy and our other major retail storefront partners such as Blockbuster and Sears/Kmart, and you should expect to see a roll-out of many of their services throughout this holiday shopping season. In particular, you should take note of extensive in-store activities at Best Buy designed to promote awareness of the Best Buy CinemaNow service, and to attach that service to CinemaNow-ready Blu-ray players and digital televisions being sold through Best Buy.

As we round the end of the calendar year, we'll be moving even more rapidly to deploy the RoxioNow platform on millions of CE devices, enabling the download or rental of premium content across a broader number of storefronts.  To give you an indication of our level of activity, at this time last year, we had 49 SKUs launched while today, well over 200 have launched and there are hundreds more in the pipeline.

From all of this, it should be clear that we remain on track to have RoxioNow enabled stores on millions of CE devices by the end of this calendar year, on our way to achieving or surpassing the target we’ve set for ourselves of 30 million devices by June of 2011.

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We continue to see positive trends with the activation rate1 of the RoxioNow service.  What’s most encouraging is that in the past several weeks, we have seen a number of indications of the power of in-store and point-of-sale promotions.  For example, prepaid gift cards (for a RoxioNow-powered service) have been attaching to new TVs and Blu-ray players at a rate of up to 50%. This is a good indicator of the power of in-store education we can expect to see over the Holiday season. Obviously, this is still early stage, and there is considerable experimentation yet to be done, but these indicators make us confident that we’ll continue to see activation rates increase.

Even more fascinating have been early trends that we’ve begun seeing in terms of consumer use of RoxioNow powered services.  Particularly interesting is the emergence of an “engaged user” – which we define to be someone who buys or rents at least one title per month for three consecutive months.  What we’ve seen is that this kind of consumer is likely to be transacting with us at least 4 times a month – impressionistically, RoxioNow has become their entertainment destination for weekend movie viewing.

Also particularly interesting are indications that the availability of the RoxioNow digital locker is directly affecting consumer purchase behavior.   In the past, most online delivery of premium content has been based on subscription or rental as opposed to a purchase.  We’re seeing – and again, this is very early data – that RoxioNow consumers who have registered more than one RoxioNow-powered device are significantly more likely to purchase content than those with just one device; what we’ve seen is that the propensity to purchase a movie transaction is roughly double among these multi-device consumers. The reason for this, we believe, is that anytime, anywhere access across multiple devices – the key benefit of the locker – is highly attractive to consumers.  This is potentially very significant for our business and most importantly for the business of our studio partners since it suggests that internet delivery can become a true value and revenue equivalent of DVDs.

1 We define “activation rate” as a fraction expressed as a percentage, the denominator of which is devices shipped with one of our RoxioNow “stores” resident, the numerator of which is the subset of those devices with which a consumer has associated a RoxioNow account (either a newly created account or a previously created account).

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What To Look For

Before turning to our financial results I’d like to suggest to everyone on the call what they should look for from Sonic over the coming months.

First, watch for more partnerships and product releases with device makers and SoC suppliers.  We are on track to deploy one or more RoxioNow powered stores on as much as 95% of the internet connectable Blu-ray Disc players and Digital Televisions shipped over the next several years.  And with the addition of DivX to our company, we gain the potential advantage of extending the RoxioNow footprint back to the 350 million devices on which DivX technology already resides.

Second, watch for announcements before the holidays that signal expansion of our business into international markets.  As you may know, North America accounts for at most 50% of worldwide premium content revenues.  Our studio partners, and our CE partners operate global businesses, and the internet delivery phenomenon will happen everywhere.  And Sonic aims to be a premier player across the planet.

Third, RoxioNow is adding a new monetization model.  As you know, our strategy is to be the supplier of technology and services that enables the internet delivery of premium content over a range of connected consumer electronic devices, with full support for consumer “locker-resident” rights.  In this, we support the branded offerings of our retail or “storefront” partners.  In the past we’ve noted that we are compensated for this in three different ways:

1.	We receive compensation for our cloud-based services in the form of periodic service fees as well as on a per-transaction basis.

2.	We receive compensation for provisioning device-resident technology.

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3.	We receive a split of the content subscription, purchase, or rental revenues received by our storefront partners.

We’re now finding that there are more ways in which we can monetize our position.  One important instance of this: because we have assembled a comprehensive set of rights to Hollywood content, we’re seeing interest from other technology companies in piggy-backing on our rights inventory, an approach we are completely open to both for the extra revenue it will bring, plus the added value it will bestow on our consumer rights locker.   We anticipate that this new source of revenue will begin to show up in our March results.

Fourth, we’re adding new kinds of customers.  Along this line, you should watch for the first of what we hope will be a series of partnering announcements with cable TV MSOs and cell phone MNOs.

Fifth, and perhaps most importantly, look for partnership announcements with the content community that focus attention on Sonic’s unique capability to serve the Hollywood community in delivering high-value, post theatrical release premium content to movie goers.  You may have noticed recent publicity concerning the 28-day window.  That’s only the start of a very interesting set of developments.

Digital distribution of premium content will grow dramatically over the next few years, and Sonic’s role in this changing environment is to enable consumers to buy and play premium content anywhere and at anytime.  As the digital content ecosystem continues to expand and evolve, we aim to make our products and services available through an increasing range of platforms, devices and partners. We aim to be one of the very few companies that will wholeheartedly embrace this new model, and in doing so, we are confident that we can create significant value for our partners and for our shareholders.

Sonic Solutions

Paul Norris

Income Statement

For the September quarter, non-GAAP net revenue was $26.4 million, above our guidance and in line with analysts’ consensus. Excluded from this number was $1.0 million of contra revenue relating to the Best Buy warrant.  The contra revenue was higher than in prior periods due to the impact of Sonic’s higher share price on the quarterly warrant valuation we perform.

Roxio Consumer revenue was $19.9 million in the quarter, down slightly from $20.4 million last quarter due to somewhat softer consumer software sales and the establishment of end of life reserves relating to prior year products, partially offset by higher enterprise software revenue.  During the quarter we launched the latest version of Creator, our flagship retail product, and we are so far pleased with its performance in a challenging environment.  For instance, share of market in dollar volume, as reported by NPD through the first nine months of the year, for Creator and related SKUs, was 62% compared to 52% for the same period in 2009.

Our Premium Content Group, which includes our Professional Products, RoxioNow, Qflix, and CE licensing, contributed $5.5 million in GAAP revenue during the September quarter, up from $5.0 million in the June quarter. The increase over the prior quarter was due to greater licensing and services revenue from RoxioNow. Adjusting for contra revenue of $1.0 million relating to the Best Buy warrant, the Premium Content Group’s non-GAAP net revenue was $6.5 million, which is 24% above the previous quarter’s revenue and 136% above the same quarter a year ago.

Our gross margin (which, on a non-GAAP basis, excludes $141 thousand in amortization of acquired intangibles) was 67%, slightly below previous quarters as a result of costs associated with the retail launch of our Creator 2011 as well as increased headcount supporting RoxioNow customer deliverables.

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On a GAAP basis, operating expense was $19.7 million for the September quarter, up slightly from $19.3 million last quarter.  This figure includes $948 thousand of expenses associated with our acquisition of DivX.  GAAP operating expense breaks down as follows:

•	Sales and marketing expense totaled $7.9 million, up from $7.1 million in the prior quarter, due primarily to Creator 2011 launch expenses and increased RoxioNow sales and marketing activities;

•	Research and development expense totaled $6.3 million, up from $5.9 million in the prior quarter, due mostly to additional engineering headcount associated with the Retrospect acquisition; and

•	General and administrative expense totaled $4.5 million, down slightly from $4.7 million in the prior quarter.

In addition to the DivX acquisition-related expenses, GAAP operating expense also includes $945 thousand in share-based compensation. On a non-GAAP basis, our operating expense was $17.8 million, leading to a non-GAAP operating loss of $252 thousand.

Other income and expense, consisting primarily of foreign currency gains, totaled $626 thousand for the quarter.  On a non-GAAP basis and assuming an effective tax rate of 40%, our net income in the September quarter was $224 thousand, or $0.01 cent per fully diluted share.  On a GAAP basis, our net loss was $2.6 million or $(0.08) cent per share. Our Adjusted EBITDA, which is comprised of earnings before interest, taxes, depreciation and amortization, excluding the warrant-related contra revenue, and share-based compensation, was $88 thousand, below the $500 thousand we projected last quarter due largely to increased end of life reserves established for our last year’s version of our Creator product.

Balance Sheet

Cash and cash equivalents ended the quarter at $54.5 million, down very slightly from $54.9 million at the end of the prior quarter.

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DivX Results

During the September quarter, DivX revenue was $20.8 million at the upper end of the guidance range of $20 to $21 million.  On a GAAP basis, DivX’s net loss was $1.0 million.  On a non-GAAP basis, which excludes share-based compensation expense of approximately $2.9 million, amortization and depreciation of approximately $900 thousand, acquisition-related expense of slightly more than $1 million, and assuming a tax rate of 40%, DivX’s net income was approximately $1.9 million.

Non-GAAP Revenue and Adjusted EBITDA

As you know, at our next quarter’s call we will report based on the combined operations of Sonic and DivX.  Because of the way in which an acquisition of this magnitude and type affects our financials, we will continue our policy of reporting revenue and profitability measures that attempt to adjust for anomalies introduced by purchase accounting.  This continues a long-standing policy of ours to focus on non-GAAP revenue and Adjusted EBITDA as important indicators of company performance and profitability.  We do this, of course, because we believe that these metrics provide investors a useful way of understanding company operations on a basis that is comparable with prior and future period results; additionally, these are principal measures that we use to manage internal operations.  We provide a reconciliation of these non-GAAP measures in our earnings releases, and we strongly encourage investors and shareholders to study the reconciliation of these non-GAAP measures with our GAAP financials.

I would like to review here the principal ways in which our measures of non-GAAP revenue and non-GAAP Adjusted EBITDA differ from the corresponding GAAP measures.

Non-GAAP Revenue

We adjust GAAP revenue principally in two ways.

•	First, we eliminate the contra revenue and expense impacts of warrants that we issue in connection with certain operating agreements that we have entered into.

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•
Second, we eliminate the impact of “black hole” revenue accounting.  Under GAAP rules, neither the acquiring company nor the target company can ever recognize certain revenue under customer contracts entered into by the target before the acquisition, even where the acquiring company receives the full customer payment and regardless of whether there are any post-acquisition deliveries of software or technology.  For example, in the case of the DivX acquisition, certain large fixed site license payments that Sonic will receive under DivX contracts post closing will be capitalized as assets (receivables) on Sonic’s balance sheet because they are so likely to be received.  Because neither company will be able to recognize these amounts, it has been suggested that the revenue in question has fallen into a black hole, leading to the informal name.

Cost Adjustments

In deriving Adjusted EBITDA we utilize our non-GAAP revenue figures, and make a number of adjustments to costs:

•	Cost of Goods Sold is adjusted for non-cash amortization of acquired intangible assets.

•	Operating Expense is adjusted for the impact of stock-based compensation.

•	Operating Expense is adjusted for depreciation of fixed assets.

•	Operating Expense is adjusted for transaction expenses related to pending and completed acquisition, including legal, accounting, banking, and other transaction related expenses.

•
Operating Expense is adjusted for transition expenses related to completed acquisitions – that is expenses related to staff, contractors or facilities that are necessary to combine operations or that are in the process of being terminated or closed.

•
Operating Expense is periodically adjusted for other one-time expenses, such as restructuring expenses or valuation allowances, that either do not result in cash expenditures or that otherwise do not have material impacts on our ongoing business operations.

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Guidance

As Dave mentioned, the acquisition of DivX was finalized on October 7, 2010.  We have made great progress in integrating our various business lines and are in the process of evaluating our overall company organizational and business segment structure.  Going forward, we expect to benefit from efficiencies associated with operating a larger business and anticipate significant annual savings resulting from the elimination of DivX’s public company reporting obligations and the achievement of cost synergies.

Our forecast for the third fiscal quarter of 2011 ending December 31 is for consolidated non-GAAP revenue of at least $46 million.  We estimate that non-GAAP gross margins for the quarter will be in the mid- to high-70 percent range, non-GAAP operating expenses will be approximately $34 million, operating margins will be in the mid-single digits and Adjusted EBITDA will be at least $3 million.

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Forward-Looking Statements

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this Commentary based upon our current expectations.  All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, projected savings, prospects, plans, opportunities, and objectives constitute “forward-looking statements.”  The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to:

•
the continuing negative impact of current macroeconomic conditions on consumers and associated impact on their ability and inclination to spend on leisure and entertainment related activities and related software and electronics;

•	our ability to generate net income;
•	our ability to integrate DivX into our operations;
•	our ability to maintain the strength of our brands;
•	our ability to adapt to rapid changes in technology and consumer preferences, and to successfully and cost-effectively develop and introduce new and enhanced products and services;
•
competitive pressures on our products and services, both from large established competitors with greater technological and financial resources than we possess, and from smaller companies that are able to compete effectively through low-cost Internet sales of their software products and services;

•	the impact of declines in our consumer products revenue relating to the DVD format;
•	changes in operating results, requirements or business models of our OEM or other major customers;
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our ability to successfully introduce and profitably run our RoxioNow and DivX TV initiatives, businesses with which we have had limited experience, which are dependent on third parties for premium content selection and delivery services, and which may give rise to legal exposure and other business risks;

•	expenses and issues associated with qualifying and supporting our products on multiple computer platforms and in developing products and services designed to comply with industry standards;
•	issues impacting third parties who supply us with services and operate our web store, as well as retailers, resellers and distributors of our products;
•	risks associated with international operations, including risks related to currency fluctuations, as well as our extensive software development operations in China;
•	changes in our product and service offerings that could cause us to defer the recognition of revenue, thereby harming our operating results;
•	our ability to maintain sufficient liquidity and continue to fund our capital needs;
•	the loss of key management personnel;
•	risks related to acquisition and integration of acquired business assets, personnel and systems generally;
•	costs associated with litigation, patent prosecution, intellectual property and other claims;
•	changes in effective tax rates; and
•	earthquakes, natural disasters and other unexpected events.

This Commentary should be read in conjunction with our quarterly report on Form 10-Q expected to be filed on November 9, 2010, and our other reports currently on file with the Securities and Exchange Commission (“SEC”), which contain more detailed discussion of risks and uncertainties that may affect future results.  We do not undertake to update any forward-looking statements unless otherwise required by law.